----------------                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION             ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
[ ] Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
    subject to Section 16.  Form 4                                                                      |Expires:  January 31, 2005|
    or Form 5 obligations may                                                                           |Estimated average burden  |
    continue.  See Instruction 1(b).                                                                    |hours per response.....0.5|
                                                                                                        ----------------------------
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                      Section 30(f) of the Investment Company Act of 1940
   (Print or Type Responses)
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person(s) to|
|                                        |                                                |  Issuer (Check all applicable)         |
|                                        |                                                |                                        |
|   Ranger        Joanne          E.     |      TRIZEC PROPERTIES, INC. (TRZ)             |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|    (Last)      (First)       (Middle)  |3.I.R.S. Identification|4.Statement for Month/  | X  Officer               Other         |
|                                        |  Number of Reporting  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  Person, if an entity |                        |    Senior Vice President and Chief     |
| c/o Trizec Properties, Inc.            |  (Voluntary)          |                        |    Accounting Officer and Controller   |
| 1114 Avenue of the Americas, 31st Floor|                       |        May 2002        |   ---------------------------------    |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|  New York       New York     10036     |                       |                        |--- Reporting Person                    |
|----------------------------------------|-----------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)      |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security     |2.Transac-  |3.Trans-     |4.Security Acquired (A) or     |5.Amount of      |6.Owner-    |7.Nature of    |
|  (Instr. 3)            |  tion Date |  action     |  Disposed of (D)              |  Securities     |  ship Form:|  Indirect     |
|                        |(Month/Day/ |  Code       |  (Instr. 3, 4 and 5)          |  Beneficially   |  Direct (D)|  Beneficial   |
|                        | Year)      |  (Instr. 8) |                               |  Owned at End of|  or        |  Ownership    |
|                        |            |-------------|-------------------------------|  Month          |  Indirect  |  (Instr. 4)   |
|                        |            |      |      |                |(A) or|       |                 |  (I)       |               |
|                        |            | Code |  V   |      Amount    |(D)   | Price | (Instr. 3 and 4)|  (Instr. 4)|               |
|------------------------|------------|-------------|----------------|------|-------|-----------------|------------|---------------|
|                        |            |      |      |                |      |       |                 |            |               |
| No securities          |            |      |      |                |      |       |                 |            |               |
| beneficially held      |            |      |      |                |      |       |                 |            |               |
|------------------------|------------|-------------|----------------|------|-------|-----------------|------------|---------------|
|                        |            |      |      |                |      |       |                 |            |               |
|                        |            |      |      |                |      |       |                 |            |               |
|------------------------|------------|-------------|----------------|------|-------|-----------------|------------|---------------|
|                        |            |      |      |                |      |       |                 |            |               |
|                        |            |      |      |                |      |       |                 |            |               |
|------------------------|------------|-------------|----------------|------|-------|-----------------|------------|---------------|
|                        |            |      |      |                |      |       |                 |            |               |
|                        |            |      |      |                |      |       |                 |            |               |
|------------------------|------------|-------------|----------------|------|-------|-----------------|------------|---------------|
|                        |            |      |      |                |      |       |                 |            |               |
|                        |            |      |      |                |      |       |                 |            |               |
|------------------------|------------|-------------|----------------|------|-------|-----------------|------------|---------------|
|                        |            |      |      |                |      |       |                 |            |               |
|                        |            |      |      |                |      |       |                 |            |               |
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Reminder: Report on a separate line for each class of securities owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v)
                                                    Potential persons who are to respond to the collection of                 (Over)
                                                    Information contained in this form are not required to respond   SEC 1474 (3-99)

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
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|1.Title of|2.Conver-|3.      |4.Tran-  |5.Number of        |6.Date           |7.Title and      |8.Price of|9.Number|10.   |11.    |
|Derivative|sion or  |Trans-  |saction  |Derivative         |Exercisable      |Amount           |Derivative|of      |Owner-|Nature |
|Security  |Exercise |action  |Code     |Securities         |and              |of               |Security  |Deriv-  |ship  |of     |
|(Instr. 3)|Price of |Date    |(Instr.8)|Acquired (A) or    |Expiration       |Underlying       |(Instr. 5)|ative   |Form  |Indir- |
|          |Deriva-  |(Month/ |         |Disposed of (D)    |Date             |Securities       |          |Securi- |of    |ect    |
|          |tive     |Day/    |         |(Instr. 3, 4 and   |(Month/Day/      |(Instr.          |          |ties    |Deriv-|Bene-  |
|          |Security |Year)   |         |5)                 |Year)            |3 and 4)         |          |Bene-   |ative |ficial |
|          |         |        |         |                   |-----------------|-----------------|          |ficially|Secu- |Owner- |
|          |         |        |         |                   |        |        |       |         |          |Owned at|rity  |ship   |
|          |         |        |---------|-------------------|Date    |Expir-  | Title |Amount or|          |End of  |Direct|(Instr.|
|          |         |        |Code | V |    (A)  |    (D)  |Exer-   |ation   |       |Number of|          |Month   |or    |4)     |
|          |         |        |     |   |         |         |cisable |Date    |       |Shares   |          |(Instr. |(In-  |       |
|          |         |        |     |   |         |         |        |        |       |         |          |4)      |direct|       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |(D) or|       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |In-   |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |dir-  |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |ect)  |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |(I)   |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |(In-  |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |str.  |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |4)    |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  | 16.34   |05/08/02| J(1)| V |  10,000 |         |01/09/03|01/09/09|Common | 10,000  |          | 10,000 | D    |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  | 17.30   |05/08/02| J(1)| V |  10,000 |         |01/09/04|01/09/09|Common | 10,000  |          | 10,000 | D    |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  | 18.26   |05/08/02| J(1)| V |  10,000 |         |01/09/05|01/09/09|Common | 10,000  |          | 10,000 | D    |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  | 14.99   |05/08/02| J(1)| V |  22,500 |         |   (2)  |12/01/07|Common | 22,500  |          | 22,500 | D    |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  | 19.71   |05/08/02| J(1)| V |   5,000 |         |   (3)  |05/08/07|Common |  5,000  |          |  5,000 | D    |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Warrants  | 14.99   |05/08/02| J(4)| V |   7,500 |         |05/08/02|12/01/07|Common |  7,500  |          |  7,500 | D    |       |
|[right to |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Warrants  | 19.71   |05/08/02| J(4)| V |  15,000 |         |05/08/02|12/08/05|Common | 15,000  |          | 15,000 | D    |       |
|[right to |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
-----------------------------------------------------------------------------------------------------------------------------------
|Warrants  | 22.01   |05/08/02| J(4)| V |  10,000 |         |05/08/02|10/28/04|Common | 10,000  |          | 10,000 | D    |       |
|[right to |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
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Explanation of Responses:
1)   Pursuant to a reclassification exemption under Rule 16b-7, certain options to purchase Trizec Hahn Corporation subordinate voting shares held by the reporting person were exchanged for options to purchase shares of the Issuer's Common Stock on a one-for-one basis.
2)  Option vests as follows:  7,500 on each of December 1, 2002, December 1, 2003 and December 1, 2004.
3)  Option vests as follows:  3,750 on May 8, 2002 and 1,250 on December 8, 2002.
4)  Pursuant to a reclassification exemption under Rule 16b-7, certain options to purchase Trizec Hahn Corporation subordinate voting shares held by the reporting person were exchanged for Warrants to purchase shares of the Issuer's Common Stock on a one-for-one basis.


**Intentional misstatements or omissions of facts constitute Federal          /s/ Joanne E. Ranger                     June 10, 2002
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------  ----------------
                                                                                  **Signature of Reporting Person       Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number
                                                                                                                             Page 2
